Exhibit 10.2

EXECUTION VERSION

Construction Agency Agreement
dated as of December 9, 2025,
between
BA Leasing BSC, LLC,
as Lessor,
and
Entergy Texas, Inc.,
as Construction Agent

Table of Contents
Section    Heading    Page
ARTICLE I
Definitions
Section 1.1.    Definitions; Interpretation    1
ARTICLE II
Appointment of Construction Agent
Section 2.1.    Appointment and Acceptance; Supplements    1
Section 2.2.    Commencement and Completion of Construction    2
Section 2.3.    Term    2
Section 2.4.    Project Agreements    2
Section 2.5.    Scope of Authority    5
Section 2.6.    Covenants of Construction Agent    7
Section 2.7.    License of Rights    10
Section 2.8.    Acknowledgment    10
ARTICLE III
Amendments, Terminations and Casualties
Section 3.1.    Termination; Amendments; Modification    10
Section 3.2.    Casualty, Condemnation and Liquidated Damages    11
Section 3.3.    Environmental Matters    12
Section 3.4.    Termination Upon Certain Events    13
Section 3.5.    Regulatory Termination Event    14
ARTICLE IV
Funding of Project Costs
Section 4.1.    Funding of Project Costs    15
ARTICLE V
Construction Agency Agreement Events of Default
Section 5.1.    Construction Agency Agreement Events of Default    15
Section 5.2.    Survival    18
Section 5.3.    Remedies Cumulative; Waivers    18
Section 5.4.    Intentionally omitted    20
Section 5.5.    Lessor’s Right to Cure Construction Agent’s Defaults    20
Section 5.6.    Determination of Whether Project Budget Is “In Balance”    20

ARTICLE VI
No Supervisory Agency Fee
ARTICLE VII
Miscellaneous
Section 7.1.    Notices    22
Section 7.2.    Successors and Assigns    22
Section 7.3.    Governing Law    22
Section 7.4.    Amendments, Etc.    22
Section 7.5.    Counterparts    22
Section 7.6.    Severability    23
Section 7.7.    Headings and Table of Contents    23
Section 7.8.    Limited Liability    23
Section 7.9.    No Third Party Beneficiaries    23
Section 7.10.    Exercise of Lessor’s Rights    23
Section 7.11.    Further Assurances    23
Section 7.12.    No Waiver    23

Exhibits
Exhibit A        -    Form of Assignment of Project Documents
Exhibit B        -    Form of Consent and Acknowledgment by the Contractor
Exhibit C        -    Form of Interim Lease
Schedule 2.6(b)    -    Insurance

Construction Agency Agreement
Construction Agency Agreement dated as of December 9, 2025 (this “Agreement”), between BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor (the “Lessor”), and Entergy Texas, Inc., a Texas corporation, as Construction Agent (the “Construction Agent”).
W i t n e s s e t h:
A.    Lessor and Construction Agent are parties to that certain Participation Agreement (the “Participation Agreement”), dated as of December 9, 2025, by and among Construction Agent, Lessor, Bank of America, N.A., not in its individual capacity except and as expressly stated therein, but solely as Administrative Agent (the “Administrative Agent”), and the financial institutions listed on Schedule II thereto, as Rent Assignees (together with their permitted successors, assigns and transferees, each as a Rent Assignee under the Rent Assignment Agreement, a “Rent Assignee” and collectively “Rent Assignees”);
B.    Subject to the terms and conditions hereof, (i) Lessor desires to appoint Construction Agent as its sole and exclusive agent to perform the Site Obligations (as hereinafter defined) with respect to the Facility in accordance with the Project Budget, Project Agreements, Project Schedule and the Plans and Specifications (collectively, the “Project Materials”) pursuant to this Agreement, and (ii) Construction Agent desires, for the benefit of Lessor, the Administrative Agent and the Participants, to cause the completion of each of the Site Obligations and the Construction of the Facility in accordance with the Project Materials and in accordance with the terms set forth herein; and
C.    Upon achieving Readiness for First Synchronization, the Leased Property will be leased by Lessor to Lessee pursuant to the Lease.
Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE I
Definitions
Section 1.1.    Definitions; Interpretation. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix 1 to the Participation Agreement, and the rules of interpretation set forth in Appendix 1 to the Participation Agreement shall apply to this Agreement.
ARTICLE II
Appointment of Construction Agent
Section 2.1.    Appointment and Acceptance; Supplements. (a) Pursuant to and subject to the terms and conditions set forth herein and in the Participation Agreement and the other Operative Documents, Lessor hereby irrevocably designates and appoints Construction Agent as its exclusive representative, agent and with respect to any Project Agreement (other than any Material Project Agreement) as its general contractor, and Construction Agent hereby unconditionally and irrevocably accepts such designation and appointment. Construction Agent hereby is authorized to perform, and agrees to perform, its duties under this Agreement, including the performance and completion of Construction (or causing the performance and completion) of the Facility and installation of the Equipment and other improvements to the Facility on the Site in accordance with the Project Materials (including, the performance of Lessor’s obligations under the General Construction Agreement and the other Project Agreements subject to the limitations set forth herein) (collectively, the “Site Obligations”).
(b)    Construction Agent agrees to perform (or cause to be performed) the Site Obligations in compliance in all material respects with the Project Agreements, the Project Materials and all Applicable Laws, Governmental Actions and Insurance Requirements, and otherwise in compliance with the Operative Documents.
Section 2.2.    Commencement and Completion of Construction. Construction Agent hereby agrees, unconditionally and for the benefit of Lessor, to:
(a)    cause the Initial Advance Date to occur and the conditions as described at Section 6.1 of the Participation Agreement to be satisfied or waived on or before December 9, 2025;
(b)    ensure that no construction shall be undertaken on the Site other than in compliance with all Applicable Laws (including obtaining all Governmental Actions when and as required with respect to such construction) in all material respects;
(c)    cause Readiness for First Synchronization to be achieved not later than the Outside Completion Date.
Section 2.3.    Term. This Agreement shall commence on the date hereof and shall terminate upon the first to occur of:
(a)    Readiness for First Synchronization, including the full performance (unless waived in accordance with the Operative Documents) of all obligations of Construction Agent hereunder with respect thereto;
(b)    Payment by Lessee or its designee or Lessor’s receipt through other provisions of the Operative Documents, of the Lease Balance (including all accrued but unpaid Yield), and termination of the Commitments in accordance with the other Operative Documents; and
(c)    Termination of this Agreement by Lessor pursuant to Article V or Section 3.4 hereof, in each case after payment by Construction Agent or its designee of amounts due from Construction Agent thereunder.

Section 2.4.    Project Agreements. (a) Subject to each of the terms and conditions in this Agreement, including specifically Section 3.1, Construction Agent may execute any of its duties under this Agreement (including the Site Obligations) by or through agents, contractors, employees or attorneys-in-fact, and Construction Agent shall enter into such Project Agreements with architects, engineers and contractors and such other consultants and Persons as Construction Agent deems necessary or desirable for the completion of the Site Obligations pursuant hereto; provided, however, that no such delegation (or entering into of any such agreement by Lessor) shall limit or reduce in any way Construction Agent’s duties and obligations under this Agreement, and Construction Agent shall perform, as agent for Lessor, Lessor’s contractual obligations under those Project Agreements to which Lessor is a party.
(b)    (i) As of the date hereof, Construction Agent has executed and delivered to Lessor an Assignment of Project Documents substantially in the form of Exhibit A attached hereto in respect of the General Construction Agreement and caused the Contractor in respect thereof to execute and deliver to the Administrative Agent a Consent and Acknowledgment substantially in the form of Exhibit B attached hereto and (ii) contemporaneously with the execution and delivery of each Major Project Agreement (as defined below) required in connection with the development of the Facility (other than the General Construction Agreement), Construction Agent shall execute and deliver to Lessor an Assignment of Project Documents substantially in the form of Exhibit A attached hereto. Construction Agent agrees that as to any Major Project Agreement (other than the General Construction Agreement), it shall, on the date of execution of such Major Project Agreement, cause the Contractor entering into such Major Project Agreement to execute and deliver to the Administrative Agent a Consent and Acknowledgment substantially in the form of Exhibit B attached hereto (with sufficient copies for the Administrative Agent to deliver to Lessor and each other Participant). For purposes hereof, “Major Project Agreement” shall mean: (i) the General Construction Agreement, and (ii) each other Project Agreement calling for payments of $20,000,000 or more during the term of this Agreement or upon full performance thereof, without regard to any Change Orders thereunder.
(c)    The General Construction Agreement shall be a guaranteed maximum or fixed price contract (subject to customary contingencies for a project of this type, including labor rate and other applicable escalators included in the Project Budget), and each Major Project Agreement shall be in form and substance reasonably satisfactory to Lessor. The costs payable under each Major Project Agreement necessary to achieve Readiness for First Synchronization and to complete the Final Completion Work, together with the costs payable under all other Project Agreements and all other Project Costs necessary to achieve Readiness for First Synchronization and to complete the Final Completion Work, shall not exceed the aggregate amount permitted for all such items in the Project Budget plus any Entergy Prepaid Rent. For purposes of determining whether a Major Project Agreement conforms with the requirements set forth in the foregoing sentence, such calculation shall be made without regard to any budget item in the Project Budget for contingencies for Change Orders relating to Project Costs; provided, however, that nothing herein shall restrict Construction Agent’s right to enter into Change Orders permitted by any such Major Project Agreement and which satisfy the applicable requirements of Section 3.1 and any Consent and Acknowledgment relating thereto. The decision by Lessor to give its approval of any Major Project Agreement shall be conditioned solely upon a determination (i) that the terms of such agreement comply with the requirements set forth in this Agreement in Section 2.4 and (ii) that such agreement requires performance to be completed within the applicable dates set forth at Section 2.2.
(d)    Each Major Project Agreement shall provide (it being understood that, unless Lessor is or will become a party thereto, this Section 2.4(d) may be satisfied if the following covenants and agreements are contained in the Consent and Acknowledgment related to such Major Project Agreement) that: (i) none of Lessor, the Administrative Agent or any Participant is liable for any claims or obligations incurred under such Major Project Agreement, it being understood and agreed that the Contractor agrees to look to (a) the Construction Agent for payments of amounts due under such contracts and (b) Entergy Prepaid Rent actually funded by Construction Agent; provided, the Construction Agent shall solely be entitled to receive reimbursements for amounts paid or to be paid to Contractor in the form of Advances from the Lessor in accordance with, and subject to the terms and conditions of, this Agreement and the Participation Agreement and the Lessor, the other Participants and the Administrative Agent shall have no direct payment obligations to such Contractor; (ii) the Contractor under such Major Project Agreement shall provide written notice to Lessor and the Administrative Agent of any material breach under such contract and Lessor and the Administrative Agent shall have an additional cure period for Lessor and Administrative Agent of (A) with respect to the General Construction Agreement, at least forty-five (45) days and (B) with respect to all other Major Project Agreements, at least sixty (60) days, in each case, beyond the period allowed for Construction Agent to cure any such material breach, which cure period shall be reflected in and such Major Project Agreement or the Consent and Acknowledgment to such Major Project Agreement to be executed by such Contractor; (iii) such Major Project Agreement is freely assignable to any Person without consent of such Contractor; (iv) such Major Project Agreement (A) shall provide that to the extent the Contractor thereunder provides an indemnity, such indemnity shall be provided to Lessor, Rent Assignees, the Administrative Agent and Construction Agent and (B) neither Lessor nor Construction Agent shall have any indemnity obligations thereunder except for back-to-back indemnity obligations which are payable solely to the extent such obligations are paid or actually reimbursed by Construction Agent under Article XIII of the Participation Agreement and shall not be liable for any consequential or punitive damages; (v) such Major Project Agreement shall not permit Contractor to accept any termination notices or amendments to such Major Project Agreement which are not otherwise permitted hereunder; (vi) subject to the requirements of Schedule 2.6(b), such Major Project Agreement shall provide that any liability insurance maintained by Contractor pursuant to the terms thereof shall name Administrative Agent, Lessor, the Rent Assignees and Construction Agent as additional insureds; and (vii) upon the written request of Lessor or the Administrative Agent, as applicable, such Contractor shall provide to Lessor and the Administrative Agent an estoppel certificate in respect of such contract in a form reasonably requested by Lessor or the Administrative Agent, as applicable. In addition to and without limiting the foregoing, neither Construction Agent nor any of its Affiliates or agents shall enter into (on behalf of Lessor or otherwise) or request Lessor to enter into or assume, any contract with respect to the construction of the Facility (x) for which Lessor is not fully indemnified by Construction Agent under this Agreement or under any of the other Operative Documents, subject to the terms and limitations of any such indemnity set forth in Section 13.1(a)(i)(A) of the Participation Agreement and (y) for which adequate insurance as required by Schedule 2.6(b) has not been procured. Lessor shall not be obligated to enter into any contract directly.
(e)    Each Project Agreement calling for payments of $2,000,000 or more (other than a Major Project Agreement), shall provide (it being understood that, unless Lessor is or will become a party thereto, this Section 2.4(e) may be satisfied if the following covenants and agreements are contained in the Consent and Acknowledgment related to such Project Agreement) that: (i) none of Lessor, the Administrative Agent or any Participant is liable for any claims or obligations incurred under such Project Agreement, it being understood and agreed that the Contractor agrees to look to (a) the Construction Agent for payments of amounts due under such contracts and (b) Entergy Prepaid Rent actually funded by Construction Agent; provided, the Construction Agent shall solely be entitled to receive reimbursements for amounts paid to Contractor in the form of Advances from the Lessor in accordance with, and subject to the terms and conditions of, this Agreement and the Participation Agreement and the Lessor, the other Participants and the Administrative Agent shall have no direct payment obligations to such Contractor; (ii) such Project Agreement (A) shall provide that to the extent the Contractor thereunder provides an indemnity, such indemnity shall be provided to Lessor, Rent Assignees, the Administrative Agent and Construction Agent and (B) neither Lessor nor Construction Agent shall have any indemnity obligations thereunder and shall not be liable for any consequential or punitive damages; and (iii) subject to the requirements of Schedule 2.6(b), such Project Agreement shall provide that any liability insurance maintained by Contractor pursuant to the terms thereof shall name Administrative Agent, Lessor, the Rent Assignees and Construction Agent as additional insureds. Each Project Agreement calling for payments of $2,000,000 or less shall not include any provision providing for any direct payment, claims or other liabilities of Lessor, the Administrative Agent or any Participant to such Contractor and the Construction Agent and the Lessor agree that Construction Agent is entitled to receive Advances from the Lessor for any payments under such Project Agreements solely in accordance with, and subject to the terms and conditions of this Agreement and the Participation Agreement.
Section 2.5.    Scope of Authority. (a) Subject to the terms, conditions, restrictions and limitations set forth in the Operative Documents, Lessor hereby expressly authorizes Construction Agent, or any agent, designee or contractor of Construction Agent, and Construction Agent agrees, for the benefit of Lessor, to take all action necessary or desirable for the performance and satisfaction of all of the Site Obligations. In furtherance thereof (and without limiting the generality of the foregoing), Construction Agent is hereby granted the authority on behalf of Lessor to:
(i)    assist in and perform such functions as are necessary or desirable for Lessor to acquire its interest in the Site and the Facility and for the Construction of the Facility in accordance with the terms and conditions of the Operative Documents;
(ii)    perform (or cause to be performed) all management and supervisory functions and all engineering, design and supervisory work related to the Site Obligations, including the Construction of the Facility and installation and commissioning of the Equipment, and perform all the obligations of Lessor under the Project Agreements;
(iii)    negotiate and cause to have in place all contracts or arrangements, in each case subject to the conditions set forth in Section 2.4, to procure the labor, materials, supplies and equipment necessary to perform and complete the Site Obligations, including the Construction on such terms and conditions as are customary and reasonable in light of local standards and practices; provided, however, that the Major Project Agreements for the performance and completion of the Site Obligations shall be in form and substance reasonably satisfactory to Lessor and the Administrative Agent or otherwise meet the requirements of Section 2.4(d);
(iv)    obtain (or cause to be obtained) all necessary permits, licenses, consents, approvals and other authorizations, including those required under Applicable Laws (including Environmental Laws), from all Governmental Authorities in connection with the performance of the Site Obligations;
(v)    maintain (or cause to be maintained), in accordance with Prudent Utility Practice all books and records with respect to the Construction and the other Site Obligations;
(vi)    perform (or cause to be performed) any other acts necessary in connection with the performance of the Site Obligations in accordance with the Project Materials and all Applicable Laws, Governmental Actions and all Insurance Requirements;
(vii)    pay when due and payable or cause to be paid when due and payable (subject to reimbursement by Lessor or the Administrative Agent through Advances under this Agreement and subject to the terms and applicable conditions relating to Advances as set forth in the Participation Agreement) all Project Costs to be paid during the Commitment Period (including costs associated with Construction Agent’s actions as provided in Section 2.5(a)(ix) below or which are due and payable under any Project Agreement, in each case pursuant to and subject to the Project Budget);
(viii)    cause each Major Project Agreement to remain in full force and effect and enforce (in a commercially reasonable manner) performance by each party to each Major Project Agreement of their respective obligations and warranties under such Major Project Agreements with respect to the Site Obligations and subject to Section 3.1(c) hereof, pursue (in a commercially reasonable manner) remedies with respect to the breach of those obligations;
(ix)    subject to Section 3.2 and Schedule 2.6(b), use the proceeds (if any) of any property or casualty insurance maintained with respect to the Facility (1) to complete construction of or to rebuild any portion of the Facility with respect to a Casualty or Condemnation, if any, and (2) to fund, during such construction or rebuilding, all Yield and Fees accruing to the extent contingency reserves in the Project Budget are not available for such purpose; and
(x)    respond to any requests for information, approvals or other matters required in connection with the General Construction Agreement and the other Project Agreements so as to permit the timely and proper performance thereof by the General Contractor and the other Contractors.
(b)    Subject to the terms and conditions of this Agreement, the other Operative Documents and the Project Materials, as between the parties hereto, Construction Agent shall have management and control over and sole responsibility for the means, methods, sequences and procedures and the hiring, termination and contracting for and supervision of the labor, personnel and services with respect to the performance and completion of the Site Obligations; provided, however, that Construction Agent may execute its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact.
(c)    All fees and expenses of Construction Agent relating to the Facility and which are provided for in the Project Budget (after giving effect to Entergy Prepaid Rent) shall be paid or reimbursed through Advances to the extent of the aggregate Available Commitment and subject to the terms and conditions set forth in the Participation Agreement.
Section 2.6.    Covenants of Construction Agent. (a) Construction Agent hereby covenants and agrees that it will:
(i)    cause the Site Obligations, including the Construction, to be prosecuted diligently in accordance in all material respects with (1) the Project Materials, (2) all Applicable Laws, (3) all Governmental Actions and (4) Insurance Requirements;
(ii)    notify the Administrative Agent in writing not more than three (3) Business Days after Construction Agent first becomes aware or its receipt of oral or written notification of the occurrence of any delay event that would reasonably be expected to result in Readiness for First Synchronization occurring after the Outside Completion Date under the General Construction Agreement or any other Major Project Agreement and cause all necessary Governmental Actions to be obtained when required with respect to the Construction, the Facility and for any remediation, restoration or other work or construction relating to any Casualty, Condemnation or other loss;
(iii)    take all commercially reasonable steps (subject to any limitations in any applicable Project Agreement) to minimize the liabilities of Lessor, the Administrative Agent, any Participant or any Indemnitee, and to minimize any delays, increased costs or disruption of the Construction or the other Site Obligations;
(iv)    (1) complete the Site Obligations, including the Construction, so as to cause Readiness for First Synchronization to occur on or prior to the Outside Completion Date in accordance with the Project Budget taking into account Entergy Prepaid Rent, for an amount not to exceed the Aggregate Commitment Amount plus

Entergy Prepaid Rent, and (2) not directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any portion of the Leased Property, Lessor’s title thereto, or any interest therein and will promptly (at its own expense) pay, satisfy and otherwise take such actions as may be necessary to keep the Leased Property free and clear of, and duly to discharge, eliminate or bond in a manner reasonably satisfactory to the Administrative Agent, any such Lien (other than Permitted Liens);
(v)    cause all outstanding punch list items with respect to the Construction and the Facility to be completed in a timely manner, using commercially reasonable efforts in accordance with Industry Standards and Prudent Utility Practice or cause the General Contractor obligations with respect thereto to be discharged in accordance with the General Construction Agreement;
(vi)    at all times during Construction, cause title to all personalty which will become a permanent part of the Facility or other Leased Property and any other personal property which Construction Agent acquires with the funds advanced by the Participants, to be and remain vested in Lessor and cause to be on file with the applicable filing office all necessary documents (including financing statements and fixture filings) under Article 9 of the Uniform Commercial Code to perfect the Liens contemplated by the Lease and Security Instruments, free and clear of Liens other than Permitted Liens, it being understood and acknowledged that all of Lessor’s right, title and interest in and to said personalty has been assigned to the Administrative Agent, for the benefit of the Participants, pursuant to the Assignment of Lease;
(vii)    (Y) promptly provide to Lessor: (A) copies of all Change Orders, notices, requests for any increase of any contract sum payable, or other communication received under or in connection with each Major Project Agreement which either (w) seeks to increase the total consideration payable under any Major Project Agreement in any material respect, (x) asserts that Construction Agent, Lessor, or any other party to any Major Project Agreement is in material breach or default, or with notice and lapse of time or both will be in material breach or default under any Major Project Agreement, (y) asserts that such Major Project Agreement is to be terminated or expire (other than in accordance with its terms) or (z) relates to any amendment, modification or waiver of such Major Project Agreement (other than immaterial amendments, modifications or waivers of such Major Project Agreement that are in accordance with the terms hereof); and (B) as requested, information concerning the performance of the Site Obligations, including the Construction, and the status and performance of the parties to the Major Project Agreements and amounts due and payable under the Major Project Agreements and the other Project Agreements to the extent reasonably available to Construction Agent, including, without limitation, (x) such information necessary for a certification of the Independent Engineer, in form and substance reasonably satisfactory to Lessor, to be delivered no less frequently than quarterly, (y) such other information as the Independent Engineer may reasonably request and (z) such information as the Administrative Agent shall reasonably require to determine that the Project Budget is In Balance; and (Z)

provide to Lessor not less than quarterly: copies of all Change Orders, notices, requests for any increase of any contract sum payable, or other communication received under or in connection with each Project Agreement which either (y) seeks to increase the total consideration payable under any Project Agreement in any material respect, or (z) relates to any amendment, modification or waiver of such Project Agreement that would provide for any direct liability to, or increased liability of, Lessor;
(viii)    (A) comply with each of the following provisions of the Lease at all times prior to the Base Term Commencement Date (and Construction Agent hereby acknowledges and agrees that all such provisions shall be operative as to it and to all construction records to the same extent as Lessee and its records from and after the date hereof whether or not the Base Term Commencement Date shall have occurred): Sections 2.2, 3.3, 3.4, 4.2, 5.2, Article VI, 7.1, 8.2, 9.1, 11.1, 11.2, 16.4 (except the last sentence thereof), Article XXIV and Article XXV and (B) cause to be performed each of Lessor’s and Construction Agent’s obligations due under the Ground Lease and Interim Lease during such period; provided, however, that prior to the Base Term Commencement Date, the costs and expenses of complying with the foregoing obligations, subject to Section 4.3 of the Participation Agreement, shall be funded with Advances pursuant and subject to the terms and conditions of Article III of the Participation Agreement. Prior to the Base Term Commencement Date, Construction Agent may exercise the rights set forth at Section 12.1 of the Lease subject to the terms and conditions set forth in that section; provided that no such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance shall result in a delay of Readiness for First Synchronization beyond the Outside Completion Date. As a condition to any such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance, Construction Agent shall demonstrate that there are sufficient contingency reserves in the Project Budget set aside for such purposes; and
(ix)    without duplication of Section 2.4(d), cause a separate writing made for the benefit of Lessor, the Administrative Agent and the Participants which writing may take the form of a Consent and Acknowledgment, to contain stipulations by the other parties to such Major Project Agreements that such parties shall have no recourse to Lessor, the Administrative Agent or the Participants with respect to any claims arising under such Project Agreements.
(b)    At all times prior to the Base Term Commencement Date, Construction Agent shall (i) maintain, or cause to be maintained, for the benefit of Lessor and the Administrative Agent, the insurance described in Schedule 2.6(b) hereto and (ii) shall cause to be in place in the amounts and at the times required the insurance required by the General Construction Agreement or any other Major Project Agreement The costs of all such insurance coverage shall be provided for as a separate category of Project Costs in the Project Budget and paid for with Advances. Subject to the terms hereof, Construction Agent shall manage all insurance claim procedures and do so in a manner reasonably consistent with Construction Agent’s standard practices and procedures for properties similar to the Leased Property.

(c)    Construction Agent shall not permit any Project Agreements to be entered into or otherwise incur any obligations for which Lessor or Construction Agent has any liability which are not provided for in the Project Budget after taking into account Entergy Prepaid Rent.
(d)    Construction Agent shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Lessor reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Agreement and the other Operative Documents and the Overall Transaction, including reasonable access, subject to Section 4.2 of the Lease, to the Site, Construction Agent’s and Construction Agent Person’s officers and employees who have responsibility for the Construction and all construction records and Project Materials relating thereto during normal business hours and upon reasonable prior notice.
(e)    Construction Agent shall furnish or cause to be furnished to the Administrative Agent and Lessor, upon request (but, so long as no Construction Agency Agreement Event of Default has occurred and is continuing, not more than once per month), in form and substance satisfactory to the Administrative Agent and Lessor, copies of all notices, communications, details and other information concerning the performance of the Site Obligations, as the Administrative Agent, Lessor, Independent Engineer or any Participant shall request from time to time.
(f)    Liquidated Damages which are payable pursuant to any Project Agreement shall be paid to Administrative Agent and distributed pursuant to Section 5.3 of the Participation Agreement. Notwithstanding the foregoing, Liquidated Damages which are payable pursuant to the General Construction Agreement as a consequence of any defect in the design, materials or workmanship of any of the Facility to be constructed thereunder shall be paid to Administrative Agent and distributed pursuant to Section 5.3(b) of the Participation Agreement, except to the extent Construction Agent requests and uses any such amount for the replacement of parts, repair or restoration of such defective design, materials or workmanship, in which case such Liquidated Damages shall be distributed to Construction Agent; provided that Construction Agent demonstrates to the reasonable satisfaction of Lessor and the Administrative Agent that such defect can be timely remedied for the amount of such Liquidated Damages and that no uninsured loss exists with respect to such Improvements. Liquidated Damages which are payable pursuant to the General Construction Agreement in respect of a delay in the General Contractor’s performance under the General Construction Agreement shall be paid to Administrative Agent to pay any increased Project Costs arising as a direct or indirect result of any such delay, including Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent. Notwithstanding anything else herein or in the other Operative Documents, amounts paid to Administrative Agent pursuant to this Section 2.6(f) shall not reduce the cap on Entergy Prepaid Rent set forth in Section 5.6(c).
Section 2.7.    License of Rights. Construction Agent is hereby granted (i) a license by Lessor to use the Project Materials and rights granted Lessor under the Project Agreements in connection with the performance of Construction Agent’s duties hereunder and (ii) during the Construction Period, control and possession of the Site to perform the Site Obligations.

Section 2.8.    Acknowledgment. Construction Agent acknowledges and agrees that although Lessor will own and hold leasehold title to the Site via the Ground Lease and record title to the Facility, Construction Agent is solely responsible under and subject to the terms of this Agreement (i) for causing the design, development, budgeting and Construction of the Facility, and (ii) for causing any alterations or modifications and all activities conducted in connection herewith.
ARTICLE III
Amendments, Terminations and Casualties
Section 3.1.    Termination; Amendments; Modification. (a) So long as no Event of Default has occurred and is continuing, on behalf of Lessor, Construction Agent is hereby authorized to request or approve any Project Change and, in connection therewith, enter into a Change Order as the agent of Lessor; provided that: (i) (A) sufficient Entergy Prepaid Rent is available to fund the costs attributable to such Change Order (including any report or appraisal required pursuant to Section 3.1(b) below), or (B) the costs attributable to such Change Order (including any report or appraisal required pursuant to Section 3.1(b) below), together with the costs of all previous Change Orders, do not exceed the sum of (x) the then remaining contingency reserve for Change Orders set forth in the Project Budget and allocated to the Construction, and (y) any Savings achieved and not previously used for any Project Cost category, before giving effect to such Project Change; (ii) after giving effect to such Change Order, Readiness for First Synchronization is reasonably likely to occur on or before the Outside Completion Date; (iii) such Project Change shall not adversely affect the Fair Market Value, utility or useful life of the Facility; and (iv) after giving effect to all Entergy Prepaid Rent, the Project Budget remains In Balance (and by requesting or approving such Project Change, as applicable, Construction Agent shall be deemed to have warranted and certified that such Project Change complies with each of the conditions in the foregoing clauses (i), (ii), (iii) and (iv)) provided, that, (y) to the extent any such Project Change is to be funded out of Savings, Construction Agent shall certify to Lessor and the Administrative Agent (A) that such Savings have been achieved and (B) that such Savings have not previously been allocated to the Project Costs and (z) to the extent any such Project Change is to be funded with Entergy Prepaid Rent, Construction Agent has complied with Section 5.6 of this Agreement.
(b)    Notwithstanding Section 3.1(a), Construction Agent shall not request or approve any Project Change without the written consent of Lessor if after giving effect to such Project Change, Readiness for First Synchronization is not reasonably likely to occur on or before the Outside Completion Date for the Aggregate Commitment Amount plus Entergy Prepaid Rent. Lessor may condition its approval upon receipt of a report from the Independent Engineer, or at the option of the Administrative Agent, an appraisal from the Appraiser (or another appraiser of nationally recognized standing and approved by Lessor, which approval shall not be unreasonably withheld, delayed or conditioned) with the cost of such report or appraisal constituting a Project Cost to be funded with an Advance subject to the proviso at Section 3.4(a) of the Participation Agreement, to determine (by appraisal or other methods satisfactory to Lessor) the projected Fair Market Value, utility and useful life of the Leased

Property following completion of such Project Change, such report to be requested promptly following Construction Agent’s request for a Project Change.
(c)    Notwithstanding anything contained herein or in the other Operative Documents to the contrary, Construction Agent shall not (i) except as set forth in (a) or (b) above, amend, modify or waive any Major Project Agreement or increase any amounts payable by the owner or Lessor thereunder or extend the completion date thereunder or (ii) terminate any Major Project Agreement, exercise any material remedies thereunder, extend the completion date thereunder beyond the Outside Completion Date or, in respect of the General Construction Agreement only, increase the guaranteed maximum price thereunder, in each case without the prior written consent of Lessor and the Administrative Agent.
Section 3.2.    Casualty, Condemnation and Liquidated Damages. (a) Subject to Section 3.2(b) and 3.2(c), if at any time prior to Readiness for First Synchronization there occurs a Casualty or Condemnation, Lessor may require (subject to Applicable Law) Construction Agent to repair and restore the portion of the Facility affected by such event and complete the Construction and, in such case, Lessor shall, in accordance with the procedures for making Advances in the Operative Documents and so long as no Construction Agency Agreement Event of Default (unless waived by Lessor in its sole discretion) shall have occurred and be continuing, make (x) insurance proceeds and/or condemnation awards and/or Liquidated Damages paid as a result of such event, available for Project Costs and (y) Advances for Project Costs (to the extent of funds received by Lessor from the Rent Assignees), and Construction Agent shall (i) promptly and diligently complete the Construction in accordance with Applicable Law, the Project Materials and with the terms hereof and (ii) subject to Section 3.2(b) below, cause Readiness for First Synchronization to occur on or prior to the Outside Completion Date.
(b)    If Construction Agent reasonably determines that a Casualty or Condemnation or Force Majeure Event will cause Readiness for First Synchronization to occur later than the Outside Completion Date, Construction Agent may request that the applicable Outside Completion Date be extended by the Participants. Any such request shall be in writing delivered to Lessor and the Administrative Agent. The consent of Lessor and the other Participants under this Section 3.2(b) may be given in the exercise of Lessor or such Participant’s sole and absolute discretion. Notwithstanding anything to the contrary covered herein, in the event that (i) an Event of Loss or (ii) a Significant Environmental Event occurs that, in Lessor’s and the Administrative Agent’s reasonable opinion, will cause Readiness for First Synchronization to occur later than the Outside Completion Date or for an amount in excess of the Aggregate Commitment Amount plus all available Entergy Prepaid Rent, Lessor and the other Participants may nonetheless in their respective sole and absolute discretion (but subject to Section 3.2(c)) require Construction Agent to complete Construction of the Facility in accordance with the terms hereof and of the other Operative Documents and, if necessary, in Lessor’s and such Participants’ sole discretion, extend the Outside Completion Date to a date necessary to achieve Readiness for First Synchronization and/or increase the Commitment Amount to an amount necessary to achieve Readiness for First Synchronization and in such event, Lessor and the other Participants may in their sole discretion require (subject to Applicable Law) Construction Agent to cause Readiness for First Synchronization by the

Outside Completion Date as extended and for the Commitment Amounts as increased pursuant to the terms hereof and of the other Operative Documents.
(c)    If at any time prior to Readiness for First Synchronization there occurs a Casualty or Condemnation and Construction Agent is prohibited by Applicable Law from repairing or restoring the portion of the Facility affected by such event and complete the Construction, (i) Construction Agent shall not be required by Lessor to make such repair or restoration or complete Construction of the Facility and (ii) Construction Agent shall comply with the requirements of Section 3.4(b) hereof (including the payment of all amounts required thereunder). Upon compliance with Section 3.4(b), all Operative Documents (other than the Ground Lease) shall terminate.
Section 3.3.    Environmental Matters. Construction Agent shall promptly provide to Lessor and the Administrative Agent written notice of any Material Environmental Violation. All such notices shall describe in reasonable detail the nature of the Material Environmental Violation, including any claims, actions or proceedings in respect thereof, and Construction Agent’s proposed response thereto. In addition, Construction Agent shall provide to Lessor and the Administrative Agent, within ten (10) Business Days of receipt, copies of all written communications with any Governmental Authority relating to any such Material Environmental Violation. Construction Agent shall also promptly provide such detailed reports of any such Material Environmental Violation as may reasonably be requested by Lessor or the Administrative Agent. Construction Agent shall, at its expense, investigate, remediate and/or take all other actions as required by Environmental Law to fully address any Environmental Violation and, solely in connection with any Material Environmental Violation, upon completion thereof by Construction Agent, Construction Agent shall cause to be prepared by an environmental consultant reasonably acceptable to Lessor and the Administrative Agent a report describing the Material Environmental Violation and the actions taken by Construction Agent (or its agents) in response to such Material Environmental Violation, and a statement by the consultant that the Material Environmental Violation has been remedied in compliance in all material respects with applicable Environmental Law. Any such investigation, remediation or other actions shall be at Construction Agent’s expense pursuant to its indemnification obligations as and to the extent contemplated by Section 13.7 of the Participation Agreement or otherwise paid with Advances pursuant to and in accordance with the Participation Agreement. Nothing in this Section 3.3 shall reduce or limit Construction Agent’s obligations elsewhere in this Agreement or under the Participation Agreement.
Section 3.4.    Termination Upon Certain Events. (a) Without limiting any other Section herein, if an Event of Loss or Significant Environmental Event which, in Lessor’s reasonable opinion, will cause Readiness for First Synchronization to occur after the Outside Completion Date or for an amount in excess of the Aggregate Commitment Amount plus all available Entergy Prepaid Rent, in each case, occurs prior to the Base Term Commencement Date and Lessor has not required Construction Agent to complete Construction pursuant to Section 3.2(a) or Section 3.2(b), then Lessor may elect to terminate Construction Agent’s rights under this Agreement and the Lease by giving written notice (a “Termination Notice”) to Construction Agent that, as a consequence of such Event of Loss or Significant Environmental Event, Construction Agent’s rights under this Agreement and the Lease are to be terminated and

Construction Agent shall be obligated to deliver the Leased Property to Lessor, in which case Section 3.4(b) shall apply; provided, however, that (i) if Construction Agent fails for any reason to comply with all of the requirements set forth in Section 3.4(b) in all material respects, then a Construction Agency Agreement Event of Default shall be deemed to have occurred and Lessor shall be entitled to exercise its remedies set forth in Section 5.3.
(b)    If Construction Agent delivers the Leased Property as set forth in Section 3.4(a), then Construction Agent’s rights under this Agreement and the Operative Documents shall terminate after Construction Agent shall have completed each of the following; provided the costs of preparing the following documentation shall be deemed a Project Cost and funded with an Advance to the extent there are Available Commitments or shall be capitalized by Lessor, each of which shall be completed on or prior to the first Payment Date after the expiration of thirty (30) days following Construction Agent’s receipt of a Termination Notice (but in no event less than forty-five (45) days following receipt of a Termination Notice):
(i)    Construction Agent shall execute and deliver to Lessor (or to Lessor’s designee) (A) a bill of sale with respect to its right, title and interest in the Leased Property containing representations and warranties of grantor to Lessor (or such other Person) regarding the absence of Liens (other than Permitted Liens of the type described in clauses (a) (but excluding any Liens relating to the rights or interests of Construction Agent), (b), (c) or (g) of the definition of “Permitted Liens”), (B) an assignment of Construction Agent’s entire right, title and interest in the Leased Property, the Project Agreements, and all contracts and agreements relating to the maintenance of warranties in respect of the Leased Property, as Construction Agent’s or Lessor’s designee reasonably deems necessary for the ownership or operation thereof (which shall include an assignment of all of Construction Agent’s right, title and interest in and to all awards, compensation and insurance proceeds payable in connection with the applicable Event of Loss or Significant Environmental Event), (C) such consents to assignment and estoppel documents as reasonably requested by Lessor or the Administrative Agent to facilitate a transfer by Lessor of its interest in the Leased Property, including Lessor’s leasehold interest in the Site, and (D) all other transfer requirements described in Section 21.1(iv) of the Lease, in each case in recordable form and otherwise in conformity with local custom and free and clear of any Liens (other than Permitted Liens) attributable to Construction Agent;
(ii)    Construction Agent shall pay over to the Administrative Agent all awards, compensation, insurance or condemnation proceeds previously received by Construction Agent in connection with the applicable Event of Loss or Significant Environmental Event not previously applied in accordance with Section 3.2(b) and assign or cause to be assigned to Lessor any interest Construction Agent may have to any unpaid awards, compensation and insurance or condemnation proceeds in respect thereto;
(iii)    Construction Agent shall pay to Lessor the Lease Balance (including accrued but unpaid Yield) plus any Breakage Costs;

(iv)    Construction Agent shall execute and deliver to Lessor a statement of termination of this Agreement and the other Operative Documents;
(v)    Construction Agent shall transfer possession of the Leased Property, including the Site, to Lessor or any Person designated by Lessor, in each case by surrendering the same into the possession of Lessor or such Person, as the case may be, in the condition required by Section 21.1(iv) of the Lease (except to the extent that the condition of the Facility was affected by such Event of Loss or Significant Environmental Event) and in compliance in all material respects with all Applicable Laws and Insurance Requirements except to the extent that the compliance with same is not commercially practicable as a result of and to the extent of the impact of such Event of Loss or Significant Environmental Event on the Facility, and Construction Agent shall deliver to Lessor and the Administrative Agent reasonable evidence that all required governmental and regulatory consents and approvals have been obtained and that all filings as required by Applicable Laws in order to carry out and complete such transfer of the Leased Property have been made; and
(vi)    Construction Agent shall deliver to Lessor or any Person designated by Lessor copies of all books and records regarding the maintenance of, and Construction Agent’s interest in, the Leased Property, and an assignment of all assignable licenses and rights necessary for the construction, operation and maintenance of the Leased Property. Construction Agent shall, for a period of up to one (1) year after the applicable date of transfer hereunder, cooperate reasonably with Lessor and/or any Person designated by Lessor to take possession of the Leased Property, including in connection with seeking or obtaining all necessary Governmental Actions and approvals from any manufacturer or Governmental Authority relating to the use of any portion of the Facility or any warranty relating thereto. The obligations of Construction Agent under this paragraph shall survive the expiration or termination of this Agreement.
Section 3.5.    Regulatory Termination Event. (a) Without limiting any other Section herein, if a Regulatory Termination Event occurs prior to the Base Term Commencement Date, then either Lessor or Construction Agent may elect to terminate Construction Agent’s rights under this Agreement and the Lease by giving written notice (a “Regulatory Termination Notice”) to the other party (within sixty (60) days of such party obtaining knowledge of the Regulatory Termination Event, with such termination to be effective as of the Payment Date referred to below in this Section 3.5(a)) that, as a consequence of such Regulatory Termination Event, Construction Agent’s rights under this Agreement and the Lease are to be terminated, and Construction Agent shall be obligated to pay to Lessor the Lease Balance (including all accrued but unpaid Yield) plus, without duplication, all Breakage Costs, on or prior to the next Payment Date occurring no earlier than thirty (30) days and no later than sixty (60) days from the date of Construction Agent’s receipt or delivery of such Regulatory Termination Notice); provided, however, that if Construction Agent fails to pay the Lease Balance (including all accrued but unpaid Yield) plus, without duplication, all Breakage Costs, as and when due, then a Construction Agency Agreement Event of Default shall be deemed to have occurred, and Lessor shall be entitled to exercise its remedies pursuant to Section 5.3.

(b)    On the date of, and concurrent with, the payment by Construction Agent of the Lease Balance (including all accrued but unpaid Yield) plus, without duplication, all Breakage Costs, in accordance with Section 3.5(a) (such date, the “Regulatory Event Termination Date”), (i) Lessor and Construction Agent shall comply with the provisions of Section 15.2 of the Lease (including Sections 21.1(i) through (iii) and Section 21.1(v) of the Lease) and (ii) the Leased Property shall be conveyed to Construction Agent as provided in such Sections.
ARTICLE IV
Funding of Project Costs
Section 4.1.    Funding of Project Costs. (a) During the Commitment Period, Construction Agent shall request that Lessor advance (or cause to be advanced) funds for the payment of Project Costs, and Lessor shall comply with such request to the extent provided for under, and subject to the conditions, restrictions and limitations contained in, Articles III and VI of the Participation Agreement. Construction Agent and Lessor acknowledge and agree that Construction Agent’s right to request funds and Lessor’s obligation to advance funds for the payment of Project Costs are subject in all respects to the terms and conditions of this Agreement, the Participation Agreement and each of the other Operative Documents.
(b)    The proceeds of any funds made available to Lessor to pay Project Costs shall be made available to Construction Agent in accordance with the Advance Request relating thereto and the terms of the Participation Agreement.
ARTICLE V
Construction Agency Agreement Events of Default
Section 5.1.    Construction Agency Agreement Events of Default. If any one or more of the following events (each, a “Construction Agency Agreement Event of Default”) shall occur:
(a)    (i) Construction Agent fails to apply any funds, including any Advance, paid by Lessor or Administrative Agent to Construction Agent or any other Person pursuant to an Advance Request to the payment of the appropriate Project Costs, as applicable, in the manner and subject to the limitations set forth herein and in the Participation Agreement or for the purposes set forth herein and as described in the related Advance Request; (ii) there shall exist any other misapplication of funds relating to any Site Obligation on the Leased Property, including fraud, illegal acts or willful misconduct by any Construction Agent, its Affiliates or any other Construction Agent Person; or (iii) the occurrence of a Payment Default, respectively;
(b)    Construction Agent shall fail to cause Readiness for First Synchronization to occur on or prior to the Outside Completion Date;
(c)    the Project Budget shall not be In Balance (after giving effect to Entergy Prepaid Rent) and such failure to be In Balance shall continue for a period of thirty (30) days after (i) notification or certification of such condition by Construction Agent pursuant to this Agreement or the Participation Agreement or (ii) Construction Agent’s receipt from Lessor or the Administrative Agent of a notification of the determination by Lessor or the Administrative Agent of such failure pursuant to Section 5.6(b);
(d)    Construction Agent shall fail to maintain or cause to be maintained insurance as required by Section 2.6(b) and Schedule 2.6(b) hereof and such failure is not remedied within (i) for so long as Construction Agent has an Investment Grade Rating, thirty (30) days of Construction Agent’s knowledge thereof, or (ii) if the Construction Agent’s credit rating is less than an Investment Grade Rating, five (5) Business Days of Construction Agent’s knowledge thereof;
(e)    any Major Project Agreement Default under any Major Project Agreement by any party thereto;
(f)    (i) any Operative Document or the security interest and lien granted under any Operative Document, in whole or in part, terminates, ceases to be effective or ceases to be the legal, valid and binding enforceable obligation of Construction Agent or any of its Affiliates, as applicable (except in accordance with the terms of such Operative Document); (ii) Construction Agent or any of its Affiliates, directly or indirectly, contests in any manner in any court the effectiveness, validity, binding nature or enforceability of any Operative Document; (iii) the security interest and lien securing Construction Agent’s obligations under the Operative Documents, in whole or in part, ceases (except in accordance with the terms of such Operative Document) to be a perfected first priority security interest and lien (subject only to Permitted Liens); or (iv) any default continues under the Ground Lease beyond the applicable cure period provided therein or the Ground Lease is otherwise terminated or the lessee or obligor thereunder receives notice that it is or will be otherwise terminated;
(g)    any representation or warranty made by the Construction Agent herein or by the Construction Agent (or any of its officers) in connection with this Agreement or the other Operative Documents shall prove to have been incorrect or misleading in any material respect when made;
(h)    the Construction Agent shall fail to perform or observe (i) any term, covenant or agreement contained in Section 9.1(b) or Section 9.2 of the Participation Agreement or (ii) any other term, covenant or agreement contained in this Agreement or the other Operative Documents on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Construction Agent by the Administrative Agent or any Participant;
(i)    the Construction Agent shall fail to pay any principal of or premium or interest on any Debt of the Construction Agent that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding the Obligations under the Operative Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;

(j)    the occurrence of any event or the existence of any condition under any agreement or instrument relating to any Debt of a Significant Subsidiary that is outstanding in a principal amount in excess of $50,000,000 in the aggregate, which event or condition results in the declaration (after the applicable grace period, if any) of such Debt being due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
(k)    the Construction Agent or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Construction Agent or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Construction Agent or any Significant Subsidiary shall take any organizational action to authorize or to consent to any of the actions set forth above in this subsection (k);
(l)    any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Construction Agent and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(m)    (i) An ERISA Plan of the Construction Agent or any ERISA Affiliate of the Construction Agent shall fail to maintain the minimum funding standards required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) an ERISA Plan of the Construction Agent or any ERISA Affiliate of the Construction Agent is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Construction Agent or any ERISA Affiliate of the Construction Agent has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Construction Agent or any ERISA Affiliate of the Construction Agent shall have occurred, and in the case of any event described in clauses (i) through (iv), such event could reasonably be expected to result in a Material Adverse Effect;
(n)    the Parent shall cease to own (directly or indirectly) at least 80% of the Common Equity of the Construction Agent, provided, however, that in the case of indirect ownership, Persons other than the Parent may own Preferred Equity of intermediate Subsidiaries as long as no such Preferred Equity is convertible into Common Equity;

(o)    (i) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s organizational documents; or
(p)    Construction Agent shall fail to fund any Entergy Prepaid Rent required to be paid on any applicable Advance Date and such Entergy Prepaid Rent is not funded within five (5) Business Days of the applicable Advance Date;
then, in any such event, Lessor may, in addition to the other rights and remedies provided for in this Article V or under any other Operative Document, immediately terminate Construction Agent’s rights under this Agreement by giving Construction Agent written notice of such termination, and upon the giving of such notice, all rights of Construction Agent and all obligations of Lessor under this Agreement shall cease; provided, however, that this Agreement shall terminate immediately without notice upon the occurrence of an Insolvency Event with respect to Construction Agent. Upon any such termination, all rights of Construction Agent and all obligations of Lessor shall cease, and Lessor may, in its sole discretion, cause the Lease Balance (including all accrued but unpaid Yield), any Breakage Costs and Default Completion Costs to be immediately due and payable (and, if an Insolvency Event of Construction Agent occurs, such amounts shall become immediately due and payable) to Administrative Agent, on behalf of Lessor, as and for liquidated damages, and Construction Agent shall be automatically required to pay to Administrative Agent, on behalf of Lessor, the Lease Balance (including all accrued but unpaid Yield), any Breakage Costs and Default Completion Costs.
Section 5.2.    Survival. The termination of this Agreement pursuant to Section 5.1 shall in no event relieve Construction Agent of its liability and obligations hereunder which accrued prior to such termination or any obligation or covenant of Construction Agent (including Lessee) which pursuant to the terms of this Agreement or any other Operative Document survives the termination of this Agreement or such other Operative Documents, all of which shall survive any such termination.
Section 5.3.    Remedies Cumulative; Waivers. If a Construction Agency Agreement Event of Default occurs and is continuing, at Lessor’s option and without limiting Lessor in the exercise of any other right or remedy Lessor may have on account of such Construction Agency Agreement Event of Default (including any remedies under any other Operative Document), and without any further demand or notice, Lessor may cause the following to occur:
(a)    Without limiting any other remedies set forth in this Agreement or in any of the other Operative Documents, Lessor and Construction Agent agree that if a Construction Agency Agreement Event of Default occurs and is continuing, Lessor shall have all the rights and may pursue any of the remedies provided to it in the Lease, the terms and provisions of which Lease are incorporated herein by this reference. Lessor may foreclose on the lien of the Lease or any Security Instrument on the Leased Property and the other Collateral or any portion thereof, in which event Construction Agent shall pay to the Administrative Agent, upon demand, any deficiency between (x) the Lease Balance and (y) the proceeds of any foreclosure sale.
(b)    Lessor may continue this Agreement in effect for so long as Lessor shall determine, and Lessor may enforce all of Lessor’s rights and remedies under this Agreement and require, subject to Applicable Law, the continued performance and completion of Construction Agent’s obligations with respect to any or all of the Project Agreements and the Site Obligations as herein described, so long as Lessor satisfies its obligations under Section 4.1 and Construction Agent shall be liable to Lessor for all Default Completion Costs with respect to the Facility, which amounts shall be payable by Construction Agent from time to time during the term hereof to such Persons (including Lessor) and in such amounts as Lessor may determine. In addition, if Lessor has not elected to terminate this Agreement, if requested by Lessor and subject to Applicable Law, Construction Agent shall continue diligently to perform its obligations hereunder, including the Site Obligations, in accordance with this Agreement, so long as Lessor provides the funding provided for in Section 4.1 (without regard to the occurrence of the Construction Agency Agreement Event of Default).
(c)    Lessor may draw on the Letter of Credit or resort to the Escrow Account for payment of amounts due from Construction Agent pursuant to this Section 5.3.
(d)    Lessor may exercise any other right or remedy that may be available to it under Applicable Laws or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms or to recover damages for the breach hereof.
(e)    As a matter of right and without notice to Construction Agent or anyone claiming under Construction Agent, and without regard to the value of the Collateral or the interest of Construction Agent therein, Lessor shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral at Construction Agent’s sole cost and expense, and Construction Agent hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Lessor in case of entry as provided in this Agreement and shall continue as such and exercise all such powers until the latest to occur of (i) the date of confirmation of sale of the Collateral; (ii) the disbursement of all proceeds of the Collateral collected by such receiver and the payment of all expenses incurred in connection therewith; or (iii) the termination of such receivership with the consent of Lessor or pursuant to an order by a court of competent jurisdiction.
(f)    To the extent permitted by, and subject to the mandatory requirements of, any Governmental Authority, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. Lessor’s consent to any request made by Construction Agent shall not be deemed to constitute or preclude the necessity for obtaining Lessor’s consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Construction Agency Agreement Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Construction Agency Agreement Event of Default. To the extent permitted by any Applicable Laws, Construction Agent hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use the Leased Property, the other Collateral or any part or portion of the Leased Property or Collateral in mitigation of damages upon the continuance of a Construction Agency Agreement Event of Default or that may otherwise limit or modify any of Lessor’s rights or remedies under this Article V.
(g)    No failure to exercise and no delay in exercising, on the part Lessor, any right, remedy, power or privilege under this Agreement or under the other Operative Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 5.4.    Intentionally omitted.
Section 5.5.    Lessor’s Right to Cure Construction Agent’s Defaults. (a) Lessor, without waiving or releasing any obligation or Construction Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Construction Agency Agreement Event of Default for the account of and at the sole cost and expense of Construction Agent, and in furtherance of such right, Lessor may make Advance Requests, execute the Project Agreements and otherwise exercise all rights and perform all duties of Construction Agent hereunder and under the Participation Agreement with respect to the Site Obligations. All reasonable out of pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Lessor, shall be paid by Construction Agent to Lessor on demand.
(b)    In the event of the occurrence of a Major Project Agreement Default under any Major Project Agreement, Construction Agent shall give prompt notice thereof to Lessor and the Administrative Agent and, following delivery of written notice to Construction Agent, Lessor shall have the opportunity, but shall not be required, to cure such Major Project Agreement Default.
Section 5.6.    Determination of Whether Project Budget Is “In Balance”. (a) If the Administrative Agent determines that the Project Budget may not be In Balance, the Administrative Agent may give written notice to such effect to Construction Agent, together with a reasonably detailed written explanation of the basis for Administrative Agent’s determination and to the extent available calculations upon which the Administrative Agent has based its determination (the “In Balance Calculation”). Within ten (10) Business Days following Construction Agent’s receipt of such written notice from Administrative Agent, Construction Agent shall deliver a certification to the Administrative Agent that either (i) the Project Budget which is the subject of such notice is not In Balance and describing the steps Construction Agent is taking to remedy such condition, if any, or (ii) the Project Budget is In Balance and stating sufficient detail to describe why Construction Agent believes the Project Budget is In Balance.
(b)    If, following receipt of written notification from Administrative Agent, Construction Agent’s certification indicates that Construction Agent believes the Project Budget is In Balance and Administrative Agent acting reasonably and in good faith disagrees with the certification or finds the same to be incomplete or inaccurate in any material respect (which reasonableness and good faith standard shall be satisfied if the Independent Engineer agrees in writing with that the Project Budget is not In Balance or that such certification is incomplete or inaccurate in any material respect), or if Construction Agent fails to timely deliver such certification, Administrative Agent may give written notice of such effect to Construction Agent and pursue remedies as available hereunder.
(c)    (I) In the event the Project Budget fails to be In Balance as a result of actual or projected cost overruns, and assuming the full and timely Advances of the Aggregate Commitment Amount until and including full utilization of the Aggregate Commitment Amount (the “Commitment Exhaustion”) or (II) in the event any Participant becomes a Defaulting Participant, Construction Agent may, (i) if Construction Agent’s debt rating is at least BBB- and Baa3, as of each applicable Advance Date, make sufficient funds available to the Administrative Agent after Commitment Exhaustion to satisfy the Committed Shortfall, or (ii) if Construction Agent’s debt rating is less than BBB- or Baa3, as of each applicable Advance Date, make funds available by providing a Letter of Credit or depositing into the Escrow Account an amount sufficient to satisfy the Committed Shortfall (such funds, the “Escrowed Entergy Prepaid Rent” and, together with the Entergy Prepaid Rent Funding Obligation, the “Entergy Prepaid Rent”). The aggregate amount of Entergy Prepaid Rent shall not, on a cumulative basis during the Construction Period, exceed the sum of 10% (exclusive of any additional costs incurred to meet applicable regulatory requirements of a Governmental Authority) of the Aggregate Commitment Amount plus amounts of Advances funded by the Construction Agent due to any failure to fund such Advance or any portion thereof by any Defaulting Participant. The Lessor shall have a perfected first priority security interest in the Escrow Account, if applicable, and the Escrowed Entergy Prepaid Rent on deposit therein. Lessor and Administrative Agent shall not be obligated to release any Project Costs for which any Escrowed Entergy Prepaid Rent is related unless Construction Agent has satisfied the requirements of Section 6.2 of the Participation Agreement and such Project Costs are due and payable (or will become payable within forty-five (45) days of such invoice) and Lessee has provided invoices and other documentation reasonably requested by Lessor regarding the application of such Escrowed Entergy Prepaid Rent. So long as no Event of Default exists, any Escrowed Entergy Prepaid Rent remaining in the Escrow Account after the payment of all Project Costs shall, on the Base Term Commencement Date, be returned to Construction Agent and all Letters of Credit and Entergy Prepaid Rent funding obligations shall terminate and all Letters of Credit shall be returned to Construction Agent or canceled at its written request. Entergy Prepaid Rent shall not constitute a portion of the Lease Balance and shall not accrue Yield.
ARTICLE VI
No Supervisory Agency Fee
Except as otherwise provided in the Project Budget, Construction Agent shall not be entitled to, and Lessor shall have no obligation to pay to Construction Agent, any agency fee or other fee or compensation, and Construction Agent shall not be entitled to, and Lessor shall have no obligation to make or pay to Construction Agent, any reimbursement therefor, it being understood that this Agreement is being entered into as consideration for and as an inducement to Lessor and Construction Agent entering into the Lease and the other Operative Documents.
ARTICLE VII
Miscellaneous
Section 7.1.    Notices. All notices, consents, directions, approvals, instructions, requests, demands and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing in the manner provided in, shall be sent to the respective addresses set forth in, and the effectiveness thereof shall be governed by the provisions of Section 15.3 of the Participation Agreement.
Section 7.2.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lessor, Construction Agent and their respective successors and assigns; provided, however, that Construction Agent shall not assign any of its rights or obligations, except as permitted by Sections 2.4 and 2.5 or in connection with an assignment permitted by and subject to the limitations and conditions provided for in Article VI of the Lease, in each case, without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole and absolute discretion.
Section 7.3.    Governing Law. This Agreement shall in all respects, except as set forth in the proviso, be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles, except Title 14 of Article 5 of the New York general obligations law; provided, however, that with respect to the creation, perfection, effect of perfection, priority and enforcement of security interests and liens in the leased property and project collateral, such matters shall be governed by the laws of the State of Texas and, to the extent applicable, the Uniform Commercial Code of such State (including the choice of law rules under such Uniform Commercial Code).
Section 7.4.    Amendments, Etc. Lessor and Construction Agent may, from time to time, enter into written amendments, supplements or modifications hereto, subject to the restrictions set forth in Section 15.5 of the Participation Agreement.
Section 7.5.    Counterparts. This Agreement may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
Section 7.6.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.7.    Headings and Table of Contents. The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 7.8.    Limited Liability. Construction Agent agrees that Lessor’s obligations and liability under this Agreement are limited pursuant to Section 15.15 of the Participation Agreement.
Section 7.9.    No Third Party Beneficiaries. Except to the extent provided in other Operative Documents, no provision in this Agreement shall give rise to any rights in any Person (except any Person party to an Operative Document), and there shall be no third party beneficiaries of, and no other Persons shall be entitled to rely on this Agreement. Any attempt by any other such Person to so rely shall immediately be void.
Section 7.10.    Exercise of Lessor’s Rights. Subject to the Excepted Payments and Excepted Rights, Construction Agent hereby acknowledges and agrees that, subject to and in accordance with the terms of the Assignment of Leases dated concurrently herewith made by Lessor in favor of Administrative Agent, the rights and powers of Lessor under this Agreement have been assigned to and may be exercised by Administrative Agent.
Section 7.11.    Further Assurances. Construction Agent and Lessor acknowledge and agree that the provisions of Section 15.11 of the Participation Agreement are incorporated by reference herein.
Section 7.12.    No Waiver. No failure by Lessor or Construction Agent to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment or performance of any obligation during the continuance of any such Construction Agency Agreement Event of Default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Agreement, and this Agreement shall continue in full force and effect with respect to any other then existing or subsequent Construction Agency Agreement Event of Default.
[End of Page]
[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
Entergy Texas, Inc., as Construction Agent
By: /s/ Barrett E. Green
    Name:     Barrett E. Green
    Title:     Vice President and Treasurer
BA Leasing BSC, LLC, as Lessor
By: /s/Jinyan Zhao
    Name:     Jinyan Zhao
    Title:    Vice President

[Signature Page to Construction Agency Agreement]

Exhibit A
Form of Assignment of Project Documents

Exhibit B
Form of Consent and Acknowledgment

Exhibit C
Form of Interim Lease

Schedule 2.6(b)
Insurance